Exhibit 99.1
Healthcare Services Group, Inc. (HCSG) Q4 2022 Earnings Call Transcript

Feb. 15, 2023 2:47 PM ET

Healthcare Services Group, Inc. (NASDAQ:HCSG) Q4 2022 Earnings Conference Call February 15, 2023 8:30 AM ET

Company Participants        Ted Wahl - President and CEO
Matt McKee - Chief Communications Officer

Conference Call Participants    Sean Dodge - RBC Capital Markets
Tao Qiu - Stifel
Andy Wittmann - Baird
A.J. Rice - Credit Suisse
Jack Malik on for Ryan Daniels - William Blair
Taji Phillips on for Bryan Tanquilut - Jefferies

Operator

Good morning, and welcome to the Healthcare Services Group 2022 Annual Earnings Call. [Operator Instructions].

The matters discussed on today's conference call include forward statements about the business prospects of Healthcare Services Group, Inc. Forward-looking statements are often preceded by words such as believes, expects, anticipates, plans, will, goal, may, intends, assumes or similar expressions. Forward-looking statements reflect management's current expectations as of the date of this conference call and involve certain risks and uncertainties. The forward-looking statements are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under these circumstances.

As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Healthcare Services Group, Inc. actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors and the forward-looking statements are not guarantees of performances. Some of the factors that could cause future results to materially differ from recent results or those projected in forward-looking statements are included in our earnings press release issued prior to this call and in our filings with the Securities and Exchange Commission. We are under no obligation and expressly disclaim any obligation to update or alter the forward-looking statements, whether as a result of such changes, new information, subsequent events or otherwise.

Now I would like to turn the call over to Ted Wahl, President and CEO.

Ted Wahl

Thank you and good morning everyone. Matt McKee and I appreciate you joining us today! We released our fourth quarter results this morning and plan on filing our 10-K by the end of the week.

We reported for the three months ended December 31, 2022 revenue of $424.0 million, net income of $16.2 million, or $0.22 per share, and cash flow provided by operations of $22.9 million.

We also announced, as part of our disciplined and balanced approach to managing capital, a rebalancing of our capital allocation strategy to enhance financial flexibility, invest in organic and inorganic opportunities and accelerate value creation. As such, the Board of Directors has suspended the quarterly cash dividend and authorized the repurchase of up to 7.5 million shares of our common stock.

Today, in our opening remarks, I will discuss our Q4 accomplishments, our rebalanced capital allocation strategy and our 2023 outlook. I’ll then turn the call over to Matt for a more detailed discussion on our Q4 results -- after which time we’ll be available for Q&A:

I’m pleased with our Q4 results, which underscore the resilience of our business model and continued passion and perseverance of our people in a challenging operating environment.

We achieved our 2022 goal of exiting the year with cost of services in line with our historical target of 86%, met our Q4 goal of ‘collecting what we bill,’ and have a growing pipeline of future client-partners as we head into 2023.

Exhibit 99.1
Although each of these achievements relate to different aspects of our business, together they underscore our business resilience, the strength of our client relationships, and our enhanced value proposition - which is why I’d like to highlight, and take stock in each of these accomplishments.

The first accomplishment I'd like to highlight is the completion of our 2022 “service agreement modification” initiative.

This was a massive company-wide achievement, the outcome of which is foundational to the scalability of our business model and durability of our client partnerships.

As many of you would recall, the purpose of this initiative was to adjust for the extraordinary labor inflation experienced during the second half of 2021 -- as well as contractually account for the future inflation on labor on a more real-time basis

This was the very definition of an “all hands on deck,” bottoms-up, client by client effort that required significant levels of internal and customer-related coordination and collaboration.

Today, I am pleased to report that the initiative phase of the contract modification work is complete, and we achieved our goal of exiting the year with cost of services in line with our historical target of 86%!

The second accomplishment I'd like to highlight is that we met our Q4 goal of ‘collecting what we bill’ in what was our strongest cash collection quarter of the year.

And although one quarter does not a trend make, this was a significant accomplishment in further validating our overall collection strategy -- in the face of what continues to be a challenging industry landscape -- as well as providing a strong foundation and positive momentum heading into 2023.

Lastly, I’d like to highlight the significant progress we made in replenishing our new business pipeline during the second half of 2022 but most notably, during Q4 -- as we once again, but for the first time since the onset of the pandemic -- have a growing pipeline of future client-partners heading into 2023.

As many of you would recall, the interest levels and overall demand for our services remained high throughout the pandemic and into the first half of 2022.

However, our ability to consistently prospect and further develop opportunities -- let alone open new business at any type of scale -- was extremely limited due to facility access issues, challenges in accurately assessing the financial health of potential partners and overall clinical considerations.

Over the past six months, those “limiting factors” have meaningfully diminished, and we once again have a growing pipeline of “qualified” opportunities heading into 2023.

And although timing of new business adds remains dynamic, the ongoing replenishment of our pipeline is highly encouraging.

Now, I’d like to move on to a discussion on our comprehensive, rebalanced capital allocation strategy.

The Board regularly reviews the Company’s capital allocation strategy to ensure it supports our goal of creating value for shareholders by delivering on our near-term operational objectives and our growth outlook.

The dividend has been an important part of our capital allocation strategy for many years, and the Board recognizes the dividends’ positive impact on total shareholder returns over that time period.

But as we worked through our strategic planning process and looked to the future, it was clear -- especially given the prolonged industry recovery, ongoing macroeconomic challenges and our strong liquidity position -- that there are more proactive, impactful and lasting ways to maximize shareholder value in the coming years.

Our rebalanced capital allocation strategy is designed to enhance financial flexibility, support future growth opportunities and accelerate value creation. The new framework suspends the quarterly cash dividend, and prioritizes investments in organic growth drivers, inorganic growth opportunities, and opportunistic share repurchases.

I’d like to describe in more detail each of these capital allocation priorities:

First and foremost, internal investment and organic growth will continue to be of the highest priority in terms of capital allocation. Sustained investments in organic growth drivers -- like talent development and employee engagement, customer and resident experience, brand positioning, and R&D are central to our business and will be further enhanced in the future.

Exhibit 99.1
Secondly, our rebalanced capital allocation framework prioritizes investments in high quality, inorganic growth opportunities -- to increase earnings capacity and accelerate growth.

As many of you would recall, we’ve done several ‘smaller but successful’ tuck-in acquisitions over the past decade within our core market…and, more recently -- in further exploration of the education sector -- a market extension acquisition of a premium dining brand to complement our organically developed EVS brand.

The early returns of our work in the education space over the past 18 months continue to be positive, as our value proposition is resonating in a market with similar product, margin, and working capital profiles. We remain active in developing a pipeline of ‘organic and inorganic opportunities’ within this vast, and highly fragmented market.

We will also prioritize exploring complementary inorganic opportunities within our core market -- from strategic alliances, to investments in emerging technology, to adjacent service offerings.

Finally, in keeping with the shift in overall capital allocation strategy -- which prioritizes more proactive, impactful and enduring ways to create shareholder value -- the Board of Directors suspended the dividend and authorized the repurchase of up to 7.5 million shares of our common stock as an opportunistic and tax efficient way to return capital to shareholders. Opportunism will depend upon, among other considerations, our liquidity position, share price, and “alternative use” analysis.

Before I turn the call over to Matt, I’d like to make a few remarks on our outlook for 2023.

While the industry continues to face headwinds related to workforce availability, inflation and supply chain constraints, we are encouraged by the gradual but steadily improving facility census and labor market trends. We will continue to closely monitor industry dynamics, and we are confident that the industry remains on a clear path towards recovery, albeit a prolonged one.

We entered the new year with positive momentum and a strong foundation from which to move the business forward, as our underlying fundamentals remain as strong as ever.

Our leadership and management team, our business model and visibility into our business execution.

Our KPIs and trends related to customer experience, systems adherence, regulatory compliance and budget discipline;

Our learning platforms for training and development and employee engagement;

Our strong liquidity position, with a nearly 3 to 1 current ratio, over $120 million of cash and marketable securities, and a recently renewed $500 million credit facility and growth opportunity that lies ahead.

So in closing, for 2023, we are confident in our ability to control the controllables, realistic about the ongoing challenges that remain within our industry and broader economy, and optimistic about creating meaningful shareholder value in the year ahead.

So with those introductory comments, I’ll turn the call over to Matt for a more detailed discussion on our Q4 results.

Matt McKee

Good morning, everyone. Thanks, Ted.

Revenue for the quarter was reported at $424.0 million, with housekeeping & laundry and dining & nutrition segment revenues of $198.0 million and $226.0 million, respectively.

Housekeeping & laundry and dining & nutrition segment margins were 8.7% and 4.3%, respectively.

Direct cost of services was reported at $366.8 million, or 86.5%. Direct cost included a $9.8 million benefit related to favorable workers’ compensation loss development trends offset, in part, by an $8.6 million increase in AR reserves.

As Ted highlighted in his opening remarks, we met our goal of exiting the year with cost of services in line with our historical target of 86%.

SG&A was reported at $39.5 million; after adjusting for the $2.1 million increase in deferred compensation, actual SG&A was $37.4 million, or 8.8%. We expect 2023 SG&A between 8.5% to 9.5%.
The effective tax rate was 19.4% for the fourth quarter and 23.2% for full year 2022. The Company expects a 2023 tax rate of 24% to 26%.

Exhibit 99.1
Cash flow from operations for the quarter was $22.9 million and was impacted by a $3.1 million decrease in accrued payroll, including the impact of the second half, or $24.4 million, of the deferred FICA payment. DSO for the quarter was 72 days.

Also, we would point out that the Q1 payroll accrual is [6] days. That compares to the [14] days in Q4 and [5] days we had in 2022 during the corresponding period. But the payroll accrual only relates to timing and the impact ultimately washes out through the full year.

And with those opening remarks – we’d like to open up the call for questions.

Question-and-Answer Session

Operator

[Operator Instructions] Your first question comes from the line of Sean Dodge with RBC Capital Markets.

Sean Dodge

Thanks and good morning and congratulations on the strong fourth quarter - strong year and strong fourth quarter. So Ted, on the rebalanced capital allocation strategy, you mentioned potentially pursuing some inorganic opportunities, and it sounds like specifically in education. I know it's still early - I think - like you said, you're only 18 months and exploring that market. Can you give us a sense of how much revenue education contributing now?

And maybe how big you think it could be in the next couple of years for you? And then maybe compare and contrast education that end market versus [SNF] it seems like education is probably less structurally challenged over the long-term. And then where do you think the margins could be in that market versus what you've generated historically in the SNFs?

Ted Wahl

I think in terms of your first question, Sean, and you highlighted, we're still less than 18 months in, but clearly, for us, it's beyond the pilot stage, and we really believe it's an opportunity that warrants further exploration, and we're willing to further commit to that. Currently, it's less than 5% of revenue. Certainly, when it makes sense to share more of the specifics around that, we'll do so.

But the returns continue to be really positive. And again, the 24/7 mindset, our purpose vision values, kind of the niche when you think about the big players and where we're really concentrating our efforts within more of the private and independent school space. It - really provides a lot of possibility and we're very optimistic about that in future. So I think from a possibility perspective, just to address that question, I think it's as great, if not greater than what we have in our core market.

When you look at the number of candidates for the types of services we would be offering. The other attractive part of it is our - the margin profile, certainly the working capital profile as well as other components of the business, similar product offerings in terms of facility management, i.e., custodial and janitorial type work as well as dining. So we really view it as an opportunity and are excited about those possibilities in the future.

Sean Dodge

Okay great. And then the share repurchase authorization, can you give us just a little bit of a sense on how you expect that to unfold? Is the plan to do something accelerated there or is this going to be more of just kind of a gradual or opportunistic buyback?

Ted Wahl

Yes, we're thinking of it in terms of opportunism. And I mentioned it in my opening remarks it's really going to be determine - going to be determined by a variety of different factors - not the least of which is our liquidity position and expected free cash flow, clearly our share price. We'll look at items like our dilution rates via share creep in any given year.

And of course, what's the highest and best use of capital vis-a-vis alternate use analysis. So we're going to look at it holistically, but we're committed to being opportunistic - with that going forward.

Sean Dodge

Okay, thanks again.

Exhibit 99.1
Ted Wahl

Thank you, Sean.

Operator

Your next question comes from the line of Tao Qiu with Stifel.

Tao Qiu

Hi, good morning, guys. So you talk about the growth - platform [ph] of future client partners heading into 2023. I'd like to focus on the nursing home side. It sounds like you think some of the constraints are dissipating. Could you give us an idea in terms of how large the opportunity set is? I didn't hear any comments around the leadership pipeline. Could you provide any color on kind of recent pipeline and what's the development there? Thank you.

Matt McKee

Yes, I'm glad you asked that question, Tao, because make no mistake, we are absolutely committed to continuing to play in the core market, and that remains massive opportunity there. We think about defining opportunity within the long-term post-acute care space is being about 23,000 facilities or so only 20% of whom are currently outsourcing. The housekeeping and laundry services and by our calculations, less than 10% are outsourcing, they're dining and nutrition services.

So certainly significant runway of opportunity that exists in that core market and we remain very much committed to that space, this may go without saying, but with respect to top line considerations, it's worth reminding everyone that our revenue considerations include not only new business additions, but also retaining the existing business.

And while we certainly remain bullish about the industry recovery and our own ability to execute operationally we've always allowed the fact that exiting business is sometimes the best course of action for the company, whether that's a distressed or uncooperative client, or if it's the result of an administrator or operator or ownership change. We remain nimble and though certainly not cavalier about leaving business, if that makes sense.

So, having said that looking forward to Q1, we'd anticipate that revenue would likely be in the $420 million to $425 million range. It's essentially projecting relatively flat sequential revenue. We'll get a bit of new benefit from the contract modification price increases kicking in, but this will be offset by exits related by the completion of that exercise as well as allowing for normal course of business type facility exit.

So, while our pipeline is certainly robust and growing and we're very much committed to further cultivation of that pipeline, the new facility add that we're anticipating are not quite mature enough to onboard in earnest in Q1. So we'll continue to focus on management development and positioning ourselves to resume our growth posture, but on-boarding new facilities in a more meaningful way Tao to likely would occur beyond Q1.

Tao Qiu

Got you understood. And just some clarification point on the $8.6 million increase in AR reserve, could you break that down into kind of dining and housekeeping?

Ted Wahl

Yes, we don't have that information available. And typically, that's not how we look at it. The bad debt is - and the AR reserves are more calculated based off of each specific customer irrespective of services. Tao, it's more customer-driven than it is service driven.

Tao Qiu

So is it spread out across multiple clients or is it concentrating a few?

Ted Wahl

It's spread across multiple clients. And that's really driven. If you recall, pre-CECL, there was - it was a highly qualitative approach taken towards bad debt analysis and review. CECL has introduced what I would describe as a highly quantitative approach that's really based off of aging buckets and customer specific aging. So it's different than it had been conducted, say, pre-2020 or pre-2021, but we're - it's obviously the accounting guidance that required to year two, and we're doing just that.

Exhibit 99.1
Tao Qiu

That's helpful, thank you.

Ted Wahl

Thank you, Tao.

Operator

Your next question comes from the line of Andy Wittmann with Baird.

Andy Wittmann

Great, thanks guys sorry for some background noise here. I guess I wanted to dig in a little bit on the $9.8 million benefit from the workers' comp. Certainly, having your employees injuries trending downwards is a good thing, there's no doubt about that. But I just want to understand the accounting here. I suspect that this is the actuarial review that you guys have to do annually that look back a number of years?

Ted Wahl

That's right - and the majority of that benefit would have related - Andy, are you there? I'm sorry. We lost you for a moment. But yes, the majority of that - you're right. It was based off of our annual actuarial review and the majority of that benefit related to claims experience and trends for 2020 and 2021 as well as a portion of it for 2022, but that's where the vast majority of it related to.

Andy Wittmann

Okay, sorry about the background noise here. Just Ted, maybe thank you for clarifying that and on the AR reserves, can you just talk about, I don't know, your overall qualitative assessment since the CECL is more quantitative. What can you tell us about fees getting reduced?

They've obviously kind of working back up here after a couple of years of better performance on the AR '22 had some more blemishes. And I just - I mean, I know these things are always unpredictable, but just you've gone through the whole portfolio, you've talked to all your customers, kind of where are you on this one? And how are you feeling about 2023?

Ted Wahl

Well, look, I think in terms of 2023, we would expect as the industry is going through its prolonged, but steadily improving recovery, ongoing challenges in the first half of the year, right? It's never easy to collect what we bill, it's easy to say. It's always been more difficult to execute on. But the industry is on a clear and positive trend towards recovery, but it's still not recovered.

So, we're geared up as we always have been, but in particular, our sense is, our heightened in this - on still challenging environment. But we're optimistic if you compare it to where our election experienced last year where we had a $60 million shortfall and that really all took place in quarters one through three, we're collecting what we bill in Q4. We do have strong momentum heading into the New Year.

I would only add that we did have the benefit in Q4 that end of year tension, Andy, where Q1 historically has always been a bit softer than its previous quarter or the quarter preceding it, which was Q4. That said, we're expecting a better collection experience in 2023, largely driven by our continued - the continued success we're having with our collection strategy, coupled with an improving environment.

And the success we've had in organizing the majority of that $60 million - more than half of that $60 million I referenced into promissory notes. So that will be a tailwind as well relative to - 2023 collections.

Andy Wittmann

All right, great thanks guys.

Ted Wahl

Thank you, Andy.

Exhibit 99.1
Operator

Your next question comes from the line of A.J. Rice with Credit Suisse.

A.J. Rice

Hi everybody. Maybe a couple of questions, if I could just remind us on the contract modification, what is the price - January 1 price increase roughly that you anticipate or that you've realized at this point?

Ted Wahl

Yes, real difficult to quantify that, A.J., in the sense that this wasn't sort of an across the board date certain increase of a specified amount. It was, as we described previously, very much a, bottoms up customer-by-customer exercise and along with kind of the variety of the increases based upon the specific facility considerations. It was also timing, right?

We talked about some of the effect of those negotiations running through the results in the back half of the year. But certainly more in earnest as we get near to Q1 so, too much of a moving target A.J., to give any sort of a, meaningful specific number as to the increases.

A.J. Rice

Okay. I appreciate the comments on the Q1 revenue. There are a lot of moving parts going down the income statement, so it's helpful to get that commentary. You also in the operating income side had some - obviously, you've called out the $9.8 million of workers' comp of, $6.5 million of AR, incremental accrual?

Any comments that you can give us about sort of run rate of operating income that would arrange for the first quarter margin for the first quarter - as you normalize for these unusual items or even, I guess, just give us your sense of where the normalized number would have been for fourth quarter ex these items.

Ted Wahl

Yes, well, I think maybe looking at it more prospectively A.J., we're entering the year. We exited the year with that run rate of 86% cost of services, really with the most significant variable being, as you alluded to, CECL or AR-related reserves. That's a bit unpredictable. I point out our past two - just illustratively our past two fourth quarters, 2021, Q4 and 2022, Q4. Last in both quarters, we collected what we built in Q4 of 2021 we had actually a $3,000 pickup under CECL.

And in Q4 of 2022, we had an $8.6 million charge. So, we would expect that to even out as our collection experience normalizes more into that collecting what we bill category. I do know the way CECL works, it's more of a, let's say, a lagging indicator in the sense that it's based off of a past collection performance rather than expected future performance.

So I think as we get better collection experience in 2023, as I alluded to with Andy, and that's what we're expecting into 2024, we would expect our CECL bad debt expense to normalize and certainly become that much more predictable.

A.J. Rice

Okay. I know you generally - and you've made some comments about things improving with the underlying customer base, particularly in nursing homes. I know traditionally, you've sort of given a sense of where you think occupancy is, how it's stepped up and the pace of further step-ups?

Do you have any update along those lines? And any comment about underlying labor availability to your customers and therefore, to you at the hourly level as well as anything on food inflation update?

Ted Wahl

Yes and look, the - I guess overall, the occupancy data are encouraging from an industry perspective. The most recent data are suggesting that the national occupancy sits today at 76.6%, A.J., which is about 1.5 points higher than what it was when we spoke three months ago and 4.5% higher than what it was when we reported last February so, slow and steady improvement there.

Clearly - and Matt - I'll ask Matt to touch more on the labor side, but as you know better than anyone, the key to occupancy recovery is really staffing availability and the interplay between those two remain significant. So it's no surprise that as the labor environment - the overall labor environment.

Exhibit 99.1
Although it remains difficult and challenging relative to historical perspective, it is slowly improving and that certainly has been a driving force behind some of the recent encouraging trends we've seen on the census front.

Matt McKee

And then A.J., just to address the final two components of your question on the labor market, within the industry, in general, there certainly remains significant challenges. There was a recent survey where providers overwhelmingly reported moderate to high levels of staffing shortages and difficulty hiring staff and nearly half of them report that staffing situation has deteriorated since even the midpoint of last year 2022.

So operators are indicating that the biggest obstacle of hiring is the lack of interested or qualified candidates, but - and what remains a theme of have and have nots, about a third of those respondents reported that the overall workforce situation had gotten better during that time frame. So while wages continue to rise in the nursing home industry, the pace of those increases has slowed fairly dramatically from 8.1% in 2021 to 3.8% in 2022.

So though we as a company, Healthcare Services Group continue to see challenges, our experience in hiring and retaining employees and managing wage rate increases is modestly better than the industry averages. So there's a similar story of notable differences market-to-market. But generally speaking, we're seeing ongoing improvement. And on a same-store basis, we were net positive in increasing our number of employees, and that's an improvement certainly versus '20 and '21 so in summary, ongoing challenges, but encouraging trends on the labor front.

And then to your final question with respect to sort of the overall inflationary environment, CPI for all items for the quarter was 0.4% that compares favorably to what was 0.5% in Q3. And just for context, you might recall that there was a 2.6% increase in both Q1 and Q2 of 2022 so improvement there. More specifically, food at home inflation was 1.1% for Q4 and that was the lowest spend since Q1 of 2021.

So modest improvement there as well, whether that continues directionally, certainly we'll keep an eye on that. And then on the wage inflation again, we spoke to it a bit, but specifically in the nursing and residential care facilities, wage inflation in Q3 was around 1.2%, and that's down from 2% that we saw in Q3. And maybe even just for some further context, the average annual wage inflation for the five years preceding COVID was 2.4% annually.

And we've certainly seen substantial increases since then with 3% in 2020, 5.7% in 2021 and 6.4% in 2022. So clearly, we have gone out of our way to better capture all of the above noted increases and our customers have been doing their best to lobby the various specifically state-based agencies to get the requisite reimbursement increases to better capture those costs. So directional improvement is how I would sort of summarize.

Ted Wahl

And I would only add one thing, A.J., to Matt's remarks, and that would be to underscore the last trend - the final trends he gave on the labor inflationary side, where the hockey stick kind of adjustment between 2021 and then 2022. Just to underscore one more time how significant the achievements and the conclusion of our contract modification initiative was having now for the majority of our clients, a much more mechanical kind of data-driven labor adjustment that's reflective of actual experience.

That's contractually required, as opposed to what we - what served the company well for decades, but up to and including 2021 so a big achievement. And I think Matt's - the information Matt just shared just further underscores the reason why.

A.J. Rice

Okay great, thanks a lot.

Ted Wahl

Thank you, A.J.

Operator

Your next question comes from [Jack Malik] with William Blair.

Jack Malik

Yes, hi thanks for taking my question. And congrats on the nice quarter here?

Exhibit 99.1
Ted Wahl

Thank you.

Jack Malik

With respect to a more flexible capital allocation strategy, what sort of investments are you adhering - for near-term opportunities for instances investments in tech, tuck-in or any other quick wins that could help drive better margins or at least growth in 2023? Thank you.

Ted Wahl

No, it's a great question, and I know I touched on it at a higher level in the prepared remarks, but I wanted to emphasize again that internal investment and organic growth continue to be of the highest priority. And we'll be making obviously sustained investments, but in some cases, increased investments in some of these organic growth drivers. And Matt mentioned it as part of an answer to one of the earlier questions.

But when you think about the untapped market, again, less than 20% in EVS - less than 10% in dining using a third-party contract company, the opportunity and the runway within our core market, it's easy to forget how long and strong that is in light of the challenges over the past few years. But with the demographic trends and our market-leading position, we're more optimistic than ever that certainly, with the growing pipeline we have and in the year ahead and beyond, we're going to be able to - grow our core business for many years to come.

But in terms of internal investments, I mentioned talent development and employee engagement, certainly, more important today than it's ever been in this fiercely competitive labor environment. And those investments will continue from the leadership level all the way through our associate level employees. I mentioned customer and resident experience, and we're preparing to launch what I would consider almost like a moon-shot type initiative around customer and resident experience in the coming months.

We think it's going to be transformational to the experience of our customers and our ultimate customer, the resident and really differentiate us that much further into the future. Brand positioning is another one, increasingly critical from - in our view, not just for external stakeholders, but internal stakeholders as well in this again, competitive labor environment. So we're going to be moving that from what I would describe more as a neutral today to a core company strength.

And then R&D, you don't hear us talk about innovation and invention and a lot of other things where - we're exploring, but that will be a big point of emphasis for us in the future as we rewrite the post COVID playbook. I think of a few examples that we have underway right now on the R&D side, a client portal, which creates transparent and an integrated platform between us and our client partners. We have central kitchen type pilot programs underway.

We're also exploring robotics in a more intentional type of way in both EVS and dining. So again, all of these items are central to our business. And we're going to just further enhance those in the future. And of course, we talked about already on the call, the inorganic opportunities tapping in what I believe is - like an organizational super power, i.e., our business resilience and tapping into that - with more intention and leveraging that in the future.

In some inorganic opportunity that are highly attractive and then obviously, opportunistic buybacks so, all of the above, more holistic strategy than what we've had in the past, but we are excited to bring it to light, that I can tell you.

Jack Malik

Great, appreciate all the color there, thank you.

Operator

Your next question comes from Brian Tanquilut with Jefferies.

Taji Phillips

Thank you, for taking my question. This is [Tazzi] on for Brian. So to start, I just want to go back to the gross margin commentary. You brought down cost by more than 4%. So just curious, I know you called out favorable workers' comp and AR reserves, but - can you comment any other levers that drove that change? And can you discuss the sustainability of that gross margin in the current operating environment?

Exhibit 99.1
Ted Wahl

Well, I think the ultimate lever are the ongoing positive trends related to labor inflation that Matt highlighted, but ultimately, it was the completion of the contract modification work, which we didn't see the full benefit of. We saw some modest incremental benefit. The full run rate of that will be reflected in Q4. But we did, in fact, exit the year with the run rate of cost of service in line with that 86% historical target.

Beyond that, I think annually, there is an actuarial review, which is where you'd see some, let's call it, property and casualty insurance - variability depending on the trends and our - how we're trending from a claims management perspective. But quarter-to-quarter, as we sit here today, business execution, obviously, it's - we don't talk enough about that. It's difficult to execute on the day-to-day in this business.

So that would be one potential factor that could impact our success or lack thereof relative to managing the services in line with our budgets. The other would be CECL, which I spoke about earlier, which is - based off historical rather than prospect performance. So that could have some variability to it as well. But otherwise, from an underlying business perspective, we had conviction that we're in a good place heading into 2023.

Taji Phillips

Great. And just one more question from me. I know we had talked about labor quite a bit and this improvement throughout the year. Can you kind of just size what that looks like in Q4, I guess, maybe in terms of like net hires and how that's trended throughout the year?

Ted Wahl

Yes, we don't have those data specifically with respect to Q4, but just from a directional perspective, we certainly saw improved trends across the board as it relates to our ability to fill vacant positions, to hire employees, to train them appropriately. And then just as importantly, to retain our current employees. So we certainly put a lot of resources into it. We've leveraged technology - significant partnership between our home office here in Pennsylvania, supporting our field-based representatives.

So really significant progress, there in the number of applicants that we were receiving - our ability to retain employees and certainly, that has a trickle-down effect into facility level, offering our management folks to flexibility to appropriately staff, the facilities to deliver the services as required.

Taji Phillips

Thank you.

Operator

There are no further questions. I will now turn the call back to Ted Wahl.

Ted Wahl

Okay well, great. Thank you, Angela, for hosting our call today. In the year ahead, our day-to-day focus will continue to be on operational excellence and execution with the goal of delivering on our operational imperative of customer experience, systems adherence, regulatory compliance and budget discipline, cash collections with the goal of collecting what we bill and growth with the goal of opportunistically adding new business from our growing pipeline of future client partners.
We're excited about our rebalanced capital allocation strategy, which prioritizes more proactive, impactful and enduring ways to create shareholder value. Our future investments in organic growth drivers, inorganic growth opportunities and opportunistic share repurchases will not only accelerate value creation, but most importantly, best position the company to deliver sustainable, profitable growth over the long-term. So on, behalf of Matt and all of us at Healthcare Services Group, thank you again for joining the call.

Operator

This concludes today's call. You may now disconnect.